Thacher Proffitt & Wood LLP

Two World Financial Center

New York, NY 10281

212.912.7400

Fax: 212.912.7751

www.tpw.com

December 28, 2005

CWABS, Inc. 4500 Park Granada Calabasas, California 91302	Park Sienna LLC 4500 Park Granada Calabasas, California 91302
Countrywide Home Loans, Inc. 4500 Park Granada Calabasas, California 91302	Park Monaco Inc. 4500 Park Granada Calabasas, California 91302
Countrywide Securities Corporation 4500 Park Granada Calabasas, California 91302	Park Granada LLC 4500 Park Granada Calabasas, California 91302
Countrywide Home Loans Servicing LP 4500 Park Granada Calabasas, California 91302	Countrywide LFT LLC 4500 Park Granada Calabasas, California 91302
Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. 55 Water Street New York, New York 10041	The Bank of New York 101 Barclay Street - 8W New York, New York 10286
XL Capital Assurance Inc. 1221 Avenue of the Americas New York, New York 10020

Opinion: Underwriting Agreement (Tax)

CWABS, Inc.

Asset-Backed Certificates. Series 2005-BC5

Ladies and Gentlemen:

We have acted as counsel to Countrywide Home Loans, Inc. (“CHL”), Park Monaco Inc. (“Park Monaco”), Park Granada LLC (“Park Granada”), Countrywide LFT LLC, (“CLFT”), Park Sienna LLC (“Park Sienna” together with CHL, Park Monaco, Park Granada and CLFT, the “Sellers”), CWABS, Inc. (the “Depositor”) and Countrywide Home Loans Servicing LP (the “Master Servicer”) in connection with (i) the Pooling and Servicing Agreement, dated as of December 1, 2005 (the “Pooling and Servicing Agreement” and the “Seller Sale Agreement”, as applicable), among the Sellers, the Depositor, the Master Servicer and The Bank of New York (the “Trustee” and the “Swap Contract Administrator”, as applicable), and the certificates issued

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December 28, 2005

pursuant thereto designated as Asset-Backed Certificates, Series 2005-BC5 (the “Certificates”), (ii) the Underwriting Agreement, dated December 23, 2005 (the “Underwriting Agreement”), between the Depositor, Countrywide Securities Corporation (“CSC”) and Greenwich Capital Markets, Inc. (“Greenwich”), (iii) the Prospectus Supplement, dated December 23, 2005 (the “Prospectus Supplement”), and the Base Prospectus to which it relates, dated November 16, 2005 (the “Base Prospectus” together with the Prospectus Supplement, the “Prospectus”), (iv) the Indemnification and Contribution Agreement, dated December 28, 2005 (the “Indemnification Agreement”), among CHL, the Depositor, Greenwich and CSC, (v) the Novation Agreement, dated December 28, 2005 (the “Novation Agreement”), among CHL, the Swap Contract Administrator and Lehman Brothers Special Financing Inc. and (vi) the Swap Contract Administration Agreement, dated December 28, 2005 (the “Swap Contract Administration Agreement”), among CHL, the Trustee and the Swap Contract Administrator. The Pooling and Servicing Agreement, the Underwriting Agreement, the Indemnification Agreement, the Novation Agreement and the Swap Contract Administration Agreement are collectively referred to herein as the “Agreements”. Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion

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December 28, 2005

letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions thereof applicable to a real estate mortgage investment conduit (“REMIC”), and the tax laws the State of New York and the City of New York applicable to REMICs. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions to which this opinion letter relates.

Based upon and subject to the foregoing, it is our opinion that:

1.

The statements made in the Prospectus Supplement under the heading “Material Federal Income Tax Consequences”, to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

2.

Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes, (i) each of REMIC 1, REMIC 2 and REMIC 3 will qualify as a REMIC within the meaning of the Code in effect on the date hereof, (ii) the REMIC 1 Regular Interests will represent ownership of the “regular interests” in REMIC 1, and the R-1-R Interest will constitute the sole class of “residual interests” in REMIC 1, (iii) the REMIC 2 Regular Interests will represent ownership of the “regular interests” in REMIC 2, and the R-2-R Interest will constitute the sole class of “residual interests” in REMIC 2, (iv) each class of Class A, Class M and Class B Certificates (exclusive of any right to receive payments in respect of the application of the Net Rate Cap from the Carryover Reserve Fund or the Swap Account), and the Class C Certificates and Class P Certificates will represent ownership of “regular interests” in REMIC 3 and will generally be treated as debt instruments of REMIC 3, and the R-3-R Interest will constitute the sole class of “residual

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December 28, 2005

interests” in REMIC 3, and (v) the Class A-R Certificates will represent ownership of the R-1-R Interest, the R-2-R Interest and the R-3-R Interest.

3.

Assuming the accuracy of and compliance with the representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for City and State of New York income and corporation franchise tax purposes, each of REMIC 1, REMIC 2 and REMIC 3 will be classified as a REMIC and not as a corporation, partnership or trust, in conformity with the federal income tax treatment of the Trust Fund. Accordingly, each of REMIC 1, REMIC 2 and REMIC 3 will be exempt from all City and State of New York taxation imposed on its income, franchise or capital stock, and its assets will not be included in the calculation of any franchise tax liability.

To ensure compliance with requirements imposed by the United States Internal Revenue Service, any United States federal tax advice contained herein, as to which each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor, (i) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code and (ii) is written in connection with the promotion or marketing of the transaction or matters addressed herein.

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CWABS, Inc., Series 2005-BC5

December 28, 2005

This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction to which this opinion letter relates, (iv) in connection with a due diligence inquiry by or with respect to any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter, (v) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the National Association of Securities Dealers, Inc.) and (vi) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

Very truly yours,

/s/ Thacher Proffitt & Wood LLP